SUPPLEMENT TO CUSTODY AGREEMENT

                                                          February 9, 1999



Boston Safe Deposit and Trust Company
One Boston Place
Boston, Massachusetts  02108

Ladies and Gentlemen:

         ENDEAVOR SERIES TRUST, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust"), hereby supplements its agreement with BOSTON SAFE DEPOSIT AND TRUST COMPANY, a trust company organized under the laws of the Commonwealth of Massachusetts (the "Custodian"), as follows:

         1. Compensation. Pursuant to Section 3(b) of the Custody Agreement dated March 28, 1991 (the "Agreement"), the Trust and the Custodian hereby agree that the Endeavor Janus Growth Portfolio (the "Portfolio"), a new portfolio series of the Trust, created and designated in accordance with the Trust's Agreement and Declaration of Trust, shall be, considered Portfolios of the Trust under the terms of the Agreement, and that the Domestic and Global Fee Schedules currently in effect, and as may be amended from time to time, under the Agreement shall apply to the Portfolios, as of the date and year first written above.

         2. Limitation of Liability. The term "Endeavor Series Trust" means and refers to the Trustees from time to time serving under the Agreement and Declaration of Trust dated November 18, 1988, as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Trust, as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution

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and  delivery by such  officer  shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust.

         If the foregoing is acceptable to you, kindly indicate your acceptance by signing and returning the enclosed copy of this Supplement.

                                    Very truly yours,

                                    ENDEAVOR SERIES TRUST

                                    By:/s/Vincent J. McGuinness, Jr.
                                       -----------------------------

                                    Title: President
                                           ---------------------


Accepted and Agreed to:

BOSTON SAFE DEPOSIT AND TRUST COMPANY

By:      /s/Chris Healy
         ------------------------

Title:  Senior Vice President
        -------------------------



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